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                      SHOPKO STORES, INC. AND SUBSIDIARIES
                EXHIBIT 12 - STATEMENTS RE COMPUTATION OF RATIOS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                       Year to Date as of         Fiscal Years Ended
                                                  -------------------------------------------------------
                                                   October 31,   November 1,   January 31,    February 1,
                                                     1998          1997          1998           1997
                                                   (39 Weeks)    (39 Weeks)    (52 Weeks)     (52 Weeks)
                                                  -------------------------------------------------------
       Ratio of Earnings to Fixed Charges
       ----------------------------------
       COMPUTATION OF EARNINGS

    1  Pretax Income                                 24,726        24,667        81,326         75,215
    2  Add previously capitalized interest
         amortized during the period                    413           411           550            548
    3  Less interest capitalized during
         the period                                     124             0             0            128
                                                   --------      --------      --------       --------
    4  Total earnings (sum of lines
       1 to 3)                                       25,015        25,078        81,876         75,635

       COMPUTATION OF FIXED CHARGES

    5  Interest (1)                                  28,883        24,025        32,239         32,128
    6  Interest factor in rental expense              3,138         2,114         2,691          2,657
                                                   --------      --------      --------       --------
    7  Total fixed charges (sum of lines
         5 and 6)                                    32,021        26,139        34,930         34,785

    8  TOTAL EARNINGS AND
         FIXED CHARGES (LINE 4
         PLUS LINE 7)                                57,036        51,217       116,806        110,420
                                                   ========      ========      ========       ========
    9  Ratio (line 8 divided by line 7)                 1.8           2.0           3.3            3.2

       (1) Includes capitalized interest



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